Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2008 Incentive Stock Plan of Myers Industries, Inc. and Subsidiaries (Company) of our reports dated March 31, 2015, with respect to the consolidated financial statements of Myers Industries, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Myers Industries, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

November 6, 2015